Exhibit 99.1

CONFIDENTIAL DRAFT NOT FOR IMMEDIATE RELEASE

AIM ImmunoTech Announces Late-Breaking Presentation at the International

Conference on Antiviral Research Regarding Ampligen as a Potential Therapy

Against Ebola Virus Disease

Growing body of data supports Ampligen’s potential as both a prophylactic and an early-onset therapy against human Ebola virus disease outbreaks

OCALA, FL (March 16, 2023) – AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”), an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases — including COVID-19, the disease caused by the SARS-CoV-2 virus — today announced a late-breaking presentation at the 36th International Conference on Antiviral Research (ICAR) detailing Ampligen’s mechanism of action in the treatment of Ebola virus disease (EVD).

The presentation was given by Angela Corona, PhD, Department of Life and Environmental Sciences, University of Cagliari, Monserrato, Italy, and one of the published authors of a recent manuscript titled “Ebola virus disease: In vivo protection provided by the PAMP restricted TLR3 agonist rintatolimod and its mechanism of action.” Ebola virus (EBOV) is a highly infectious and lethal pathogen responsible for sporadic, self-limiting clusters of EVD in Central Africa capable of reaching epidemic status. Highlights of the recently published Ampligen data that was presented include:

●	As a TLR3 agonist, Ampligen induces and enhances innate immunological responses to EBOV infection.

●	Ampligen appears to inactivate the EBOV lethal factor (EBOV VP35), which is believed to be responsible, in part, for the high mortality rate observed in humans, by acting as a “competitive decoy.” VP35 is understood to sequester the dsRNA produced by EBOV during its replication, which inhibits the normal innate immune responses to viral infection.

●	Ampligen protected mice from a lethal challenge by mouse adapted EBOV-Zaire and its associated weight loss.

●	The 6 mg/kg doses, frequently used in AIM’s clinical trials, used in mouse model is easily achievable and well tolerated in humans.

●	Overall, the data suggest Ampligen’s potential as a viable candidate to protect against exposure to EBOV.

The corresponding slides from the presentation at ICAR are now available on the Company’s website (aimimmuno.com) on the “Events and Presentations” page.

AIM CEO Thomas K. Equels commented, “In vivo pre-clinical analysis shows that Ampligen has potential as both a prophylactic and an early-onset therapeutic in Ebola virus disease. Animal studies with Ampligen at the United States Army Medical Research Institute of Infectious Diseases Biosafety Level 4 laboratories demonstrated 100% protective survival, as compared to 100% mortality in Ebola virus disease. Those animal studies are indicative of the drug’s high potential for efficacy. The analysis presented at ICAR now provides a clear understanding of why Ampligen is achieving such a high level of efficacy in these animal models, signaling its potential as a human therapy.”

Ampligen has been granted Orphan Drug status for Ebola virus disease by the European Medicines Agency and the FDA. Ampligen is not currently approved for the prevention or treatment of EVD.

The Company intends to file Investigational New Drug applications to study the use of Ampligen (1) as an early onset therapy for the treatment of EBOV, and (2) for the prevention of Ebola virus reactivation. Ultimately, the Company’s goal is to seek a Tropical Disease Priority Review Voucher for new drug applications associated with these indications.

About the International Society for Antiviral Research (ISAR)

The International Society for Antiviral Research (ISAR) is an internationally recognized organization for scientists involved in basic, applied, and clinical aspects of antiviral research. The Society main event is the annual International Conference on Antiviral Research (ICAR), a truly interdisciplinary meeting which attracts the interest of chemists, biologists, and clinicians.

About Ampligen

Ampligen is AIM’s dsRNA product candidate being developed for globally important cancers, viral diseases and disorders of the immune system. Ampligen is currently being evaluated as a combinational therapy for the treatment of a variety of solid tumor types in multiple clinical trials – both underway and planned – at major cancer research centers around the country. Ampligen is being used to treat pancreatic cancer patients in an Early Access Program approved by the Inspectorate of Healthcare in the Netherlands at Erasmus Medical Center. Additionally, Ampligen is also approved in Argentina for the treatment of severe chronic fatigue syndrome and is currently being evaluated in SARS-CoV-2/COVID-19, myalgic encephalomyelitis/chronic fatigue syndrome (ME/CFS) and Post COVID Conditions.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19. The Company’s lead product, an investigational new drug called Ampligen® (rintatolimod) is an immuno-modulator with broad spectrum activity being investigated for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on Twitter, LinkedIn, and Facebook.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. The clinical study and other matters discussed above are subject to a number of unknowns including, but not limited to, that significant additional testing and trials will be required to determine whether Ampligen will be an effective treatment for Ebola virus, comments and additional testing requested by the FDA if and when the Company files the Investigational New Drug application and whether the Company will be able to obtain a Tropical Disease Priority Review Voucher for the new drug application. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Two of the authors of the manuscript are officers or directors of the Company. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

AIM@jtcir.com